Exhibit 16.1


                                 CORBIN & WERTZ
              Certified Public Accountants / Business Consultants
                            An Acounting Corporation



June 10, 1999


Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C.  20549

RE:   General Form for Registration of Securities on Form 10-SB for Allergy
Immuno Technologies, Inc.


We have read Part II, Item 3 included in the quarterly report on Form 10-SB for Allergy Immuno Technologies, Inc. (Commission File No. 000-26189) dated May 25, 1999 filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.




CORBIN & WERTZ





cc:  Ms. Janet Moore